AFH Acquisition IV, Inc. 8-K

Exhibit 4.2

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO SALE OR DISPOSITION MAY BE AFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN APPLICABLE EXEMPTION THEREFROM.

EMMAUS MEDICAL, INC.

Convertible Promissory Note
(Cash Interest)
(5 Years)

Principal Amount: $ 500,000	Date: March 14, 2011
Note No.:  11031401

FOR VALUE RECEIVED, Emmaus Medical, Inc., a Delaware corporation, located at 20725 S. Western Ave., Suite 136, Torrance, CA 90501 (“Borrower”) agrees to pay to Mitsubishi UFJ Capital III, Limited Partnership or holder of this Note (“Lender”), the sum of $500,000 U.S. Dollars (“Principal Amount”), together with accrued interest thereon at the rate of 10 percent (10%) per annum, under the following terms and conditions of this Convertible Promissory Note (“Note”).

1.           Payment and Interest:  Simple interest at the rate of ten percent (10%) per annum will accrue, from January 1, 2012, on the outstanding Principal Amount commencing on the date of this Note and shall be due and payable on at the end of each month of each year until the fifth (5th) anniversary of the date of this Note (the “Maturity Date”), as set forth in Attachment A hereto. The entire unpaid Principal Amount shall become immediately due and payable on the Maturity Date. Any and all payments under this Note, including the repayment as permitted, shall be in immediately available funds.

2.           Prepayment:  This Note may be prepaid in whole or in part at any time after the expiration of three (3) years of the date first written above without premium or penalty. All prepayments shall be in cash, and first be applied to accrued interest, and then to outstanding Principal Amount.

3.           Place of Payment:  All payments due under this Note shall be sent to Lender’s address, set forth in Attachment A hereto, or at such other place as the holder of this Note may subsequently designate in writing to Borrower.

4.           Conversion and Warrant Options:  (a) At any time during the five (5) year term of this Note but no later than one (1) month after the date when shares of Common Stock of Borrower or shares of common stock into which shares of Common Stock of Borrower are converted are started to be traded on the NASDAQ, Lender shall, by giving written Notice of Conversion to Borrower in the form attached hereto as Attachment B, have the right to convert the Principal

Amount and the amount of interest accrued thereon and outstanding then, in the aggregate, to shares of Common Stock of Borrower or shares of common stock into which shares of Common Stock of Borrower are converted or which are to be issued to holders of shares of Common Stock of Borrower for any reason (the “Conversion Shares,” as the case may be) at the Conversion Price. The “Conversion Price” shall mean Ninety Dollars ($90) per Share, which amount shall be subject to the adjustment as set forth herein. Upon conversion of this Note, Lender shall be subject to all requirements and transfer restrictions that Borrower may then have in effect with respect to the Conversion Shares and holders of the Conversion Shares.

(b)           Immediately upon conversion of this Note, Lender, without any consideration, shall have the right, exercisable by giving a written notice thereof to Borrower, to acquire shares of Common Stock of Borrower, or shares of common stock into which shares of Common Stock of Borrower have been converted or which are to be issued to holders of shares of Common Stock of Borrower for any reason, in such number as equal to twenty-five percent (25%) of the number of shares of the Conversion Shares, acquired as a result of the conversion, without any consideration.

5.           No Fractional Shares: No fractional Shares will be issued upon conversion of this Note. In lieu of any fractional share to which Lender would otherwise be entitled, Borrower will pay to Lender in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional Share. Upon conversion of this Note, Lender or any subsequent holder shall surrender this Note, duly endorsed, at the principal offices of Borrower.

6.           Security Interest:  Borrower hereby grants to Lender a security interest in 73,550 shares of common stock of CellSeed, Inc., a Japanese corporation, held by Borrower to secure the obligations of Borrower to repay up to US$500,000 of the obligations under this Note, notwithstanding that the total of Borrower’s obligations under this Note may be a greater amount. Borrower and Lender shall separately enter into an agreement in writing for such purpose, which shall be governed by the laws of Japan, and Borrower shall do any and all such documentations and actions with respect to a particular security interest as requested by Lender for such purpose. Borrower’s failure to do so for any reason by April 30, 2011 shall provide Lender with the right, exercisable by giving a written notice to Borrower, to require Borrower to pay immediately to Lender the entire balance of this Note and any interest accrued thereon.

7.           Anti-Dilution:  The Conversion Price shall be subject to appropriate adjustment in the event of, and automatically upon, any stock issue, stock dividend, stock split, combination or other similar recapitalization by Borrower or as a result of Borrower’s business combination (including but not limited to merger and reverse-merger) with any other party.

8.           Acceleration of Debt:  If Borrower fails to make any payment due under the terms of this Note or seeks relief under the U.S. Bankruptcy Code, or suffers an involuntary petition in bankruptcy or receivership that is not vacated within thirty (30) days, the entire balance of this Note and any interest accrued thereon shall be immediately due and payable to the holder of this Note. Notwithstanding anything to the contrary contained herein, Lender may require Borrower to perform any and all obligations under this Note in the event that shares of Common Stock of Borrower or shares of common stock into which shares of Common Stock of Borrower have been converted are not started to be traded on the NASDAQ on or prior to December 31, 2011, or that any equity investor of Borrower or its successor turns out to be engaged in any antisocial activities.

9.           Modification:  No modification or waiver of any of the terms of this Agreement shall be allowed unless by written agreement signed by the parties. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

10.           No Shareholder Rights:  Nothing contained in this Note shall be construed as conferring upon Lender any other person the right to vote or to consent or to receive notice as a stockholder of Borrower or any other matters or any rights whatsoever as a stockholder of Borrower, and no dividends shall be payable or accrued in respect of this Note, unless and until any part of this Note is converted into shares of Common Stock of Borrower.

11.           Assignment:  Neither this Note, nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Borrower or by Lender without the prior written consent of the other party, except in connection with an assignment in whole to a successor corporation to Borrower, provided that such successor corporation acquires all or substantially all of Borrower’s property and assets and Lender’s rights hereunder are not impaired. Notwithstanding anything to the contrary contained herein, any successor corporation surviving merger or reverse merger, to which Borrower is constituent, shall automatically assume any and all obligations under this Note.

12.           Complete Note:  This Note is the complete and exclusive statement of agreement of the parties with respect to subject matters of this Note. This Note replaces and supersedes all prior written or oral agreements or statements by and between the parties with respect to the subject matters of this Note. No representation, statement, condition or warranty not contained in this Note is binding on the parties.

13.           Severability of Provisions:  If any portion of this Note is deemed unenforceable, all other provisions of this Note shall remain in full force and effect.

14.           Choice of Law:  All terms and conditions of this Note shall be interpreted under the laws of the State of California, United States of America.

IN WITNESS WHEREOF, Borrower has caused this CONVERTIBLE PROMISSORY NOTE to be executed by a duly authorized officer as of the date first written above.

Emmaus Medical, Inc.

By:           /s/ Yutaka Niihara
Yutaka Niihara, M.D., President and CEO

ATTACHMENT A

Lender’s Name:	Mitsubishi UFJ Capital III. Limited

Lender’s Address	1-7-17 Nihonbashi, Chuoku
Tokyo 103-0027 Japan

Principal Amount:	USD $500,000

Maturity Date:	Fifth (5th) anniversary of March 13, 2016

Monthly Interest at 10% (to accrue from January 1, 2012) Per Annum on Principal Amount: $50,000

Monthly Interest Due Dates:	End of each month

ATTACHMENT B

NOTICE OF CONVERSION/EXERCISE

(To be executed by Lender in order to convert the Note)

TO:

The undersigned hereby irrevocably elects to convert $ ________________________ of the principal amount of the Note issued to Lender by Emmaus Medical, Inc. (the “Company”) into shares of Common Stock of the Company pursuant to the Convertible Promissory Note (the “Note”) issued on March 14, 2011 by the Company to the undersigned, as of the Conversion Date written below.

Conversion Date:

Applicable Conversion Price:

Signature:

Name:

Address:

Amount to be converted:	$

Amount of Note
unconverted:	$

Number of shares of
Common Stock to be issued:

Please issue the shares of
Common Stock in the
following name and to the
following address:

Name:

Address:

Phone Number:

In addition, pursuant to the Note, the undersigned hereby exercise its rights to acquire shares of common stock set forth below:

___________ (____) shares of common stock of ____________________